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                                   EXHIBIT 21





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Exhibit 21

         First Patriot Bankshares Corporation owns 100% of Patriot National Bank, a national banking association headquartered in the community of Reston, Virginia.

         First Patriot Bankshares Corporation owns 75% of 2071 Chain Bridge Road, L.L.C., a limited liability company under the laws of the Commonwealth of Virginia. The company was formed for the sole purpose of acquiring and managing an office building located at 2017 Chain Bridge Road, Vienna, Virginia. Patriot National Bank owns the remaining 25% of 2071 Chain Bridge Road, L.L.C..





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